Exhibit 8.1

Tenaris – List of subsidiaries of Tenaris S.A.

Significant operating subsidiaries

We conduct all our operations through subsidiaries. The following table shows the significant operating subsidiaries of the Company and its direct and indirect ownership in each subsidiary as of December 31, 2012, 2011 and 2010.

			Percentage Ownership
Company	Country of Organization	Main Activity	2012	2011	2010
Algoma Tubes Inc.	Canada	Manufacture of seamless steel pipes	100%	100%	100%
Confab Industrial S.A.	Brazil	Manufacture of welded steel pipes and capital goods	100%	41%	41%
Dalmine S.p.A	Italy	Manufacture of seamless steel pipes	99%	99%	99%
Hydril Company	U.S.A.	Manufacture and marketing of premium connections	100%	100%	100%
Maverick Tube Corporation	U.S.A.	Manufacture of welded steel pipes	100%	100%	100%
NKKTubes K.K.	Japan	Manufacture of seamless steel pipes	51%	51%	51%
PT Seamless Pipe Indonesia Jaya	Indonesia	Manufacture of seamless steel pipes	77%	77%	77%
Prudential Steel ULC	Canada	Manufacture of welded steel pipes	100%	100%	100%
S.C. Silcotub S.A.	Romania	Manufacture of seamless steel pipes	100%	100%	100%
Siat S.A.	Argentina	Manufacture of welded steel pipes	100%	82%	82%
Siderca S.A.I.C.	Argentina	Manufacture of seamless steel pipes	100%	100%	100%
Tenaris Coiled Tubes LLC (and predecessors)	U.S.A.	Manufacture of coiled tubing	100%	100%	100%
Tenaris Connection Limited	St. Vincent & Grenadines	Ownership and licensing of technology	100%	100%	100%
Tenaris Financial Services S.A.	Uruguay	Financial services	100%	100%	100%
Tenaris Global Services S.A.	Uruguay	Holding company and marketing of steel pipes	100%	100%	100%
Tenaris Investments S.àr.l Luxembourg, Zug Branch	Switzerland	Holding company and financial services	100%	100%	100%
Tubos de Acero de México S.A.	Mexico	Manufacture of seamless steel pipes	100%	100%	100%
Tubos del Caribe Ltda.	Colombia	Manufacture of welded steel pipes	100%	100%	100%